Exhibit 99.6

KPMG LLP	Telephone	312 665 1000
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Chicago, IL 60601	Internet	www.us.kpmg.com

Independent Accountants’ Report

To the Board of Directors:
General Electric Commercial Distribution Finance,
a unit of General Electric Capital Corporation

We have examined management’s assertion, included in the accompanying Annual Servicer’s Certificate as set forth in Appendix I, regarding GE Commercial Distribution Finance’s (“GECDF”) compliance, as sub-servicer, with the servicing requirements in Article II, Sections 2.1, 2.2, 2.4, and 2.5 of the Servicing Agreement between Yamaha Motor Corporation, U.S.A. (“Yamaha”) and GECDF dated March 1, 1994, as amended, for the period from April 1, 2004 through December 31, 2004. Management is responsible for GECDF’s compliance with those requirements. Our responsibility is to express an opinion on management’s assertion about GECDF’s compliance based on our examination.

Our examination was conducted in accordance with attestation standards established by the American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about GECDF’s compliance with those requirements and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on GECDF’s compliance with the specified requirements.

We have been informed that, under GECDF’s interpretation regarding compliance with Article II, Sections 2.1, 2.2, 2.4, and 2.5 of the Servicing Agreement between Yamaha and GECDF dated March 1, 1994, as amended, the criteria set forth in Appendix II is suitable for attesting to management’s assertion referred to above.

In our opinion, management’s assertion that GECDF complied with the aforementioned servicing requirements during the period from April 1, 2004 through December 31, 2004 is fairly stated, in all material respects, based on the criteria set forth in Appendix II.

This report is intended for the information and use of GECDF and Yamaha as specified users.

January 26, 2005

KPMG LLP, a U.S. limited liability partnership, in the U.S.
member firm of KPMG International, a Swiss cooperative

Appendix I

ANNUAL SUBSERVICER’S CERTIFICATE

GE COMMERCIAL DISTRIBUTION FINANCE CORPORATION

Re:     YAMAHA MOTOR MASTER TRUST

                                The undersigned, duly authorized representative of GE Commercial Distribution Finance Corporation, a Delaware Corporation (“GECDF”), as Servicer pursuant to the Servicing Agreement, dated as of March 1, 1994 (as amended and restated, the “Servicing Agreement”), by and among Yamaha Motor Corporation, U.S.A. (“Yamaha”), and GECDF (f/k/a Deutsche Financial Services Corporation, which was f/k/a ITT Commercial Finance Corp.), does hereby certify to the best of his or her knowledge after reasonable investigation that:

1.                             GECDF is, as of the date hereof, the Servicer (“the Servicer”) under the Servicing Agreement as that term is defined in the Servicing Agreement.

2.                             The undersigned is duly authorized pursuant to the Servicing Agreement to execute and deliver this certificate to Yamaha.

3.                             This certificate is delivered pursuant to Section 2.4 of the Servicing Agreement.

4.                             A review of the activities of the Servicer during the period from April 1, 2004 through December 31, 2004, and of its performance under the Servicing Agreement was conducted under my supervision.

5.                             Based on such review, to the best of my knowledge (a) the Servicer has, to the best of my knowledge, fully performed all of its obligations under the Servicing Agreement throughout such period and (b) no event which, with the giving of notice or passage of time or both, would constitute a Servicer Default has occurred.

[Document continues with signature page.]

IN WITNESS WHEREOF, the undersigned has duly executed this Annual Subservicer’s Certificate as of February 28, 2005.

GE COMMERCIAL DISTRIBUTION
FINANCE CORPORATION
as Servicer

By:	/s/
Name: Paul Puma
Title: Sr. Vice President

Appendix II

Attestation Procedures

We have been informed that, under GECDF’s interpretation regarding compliance with Article II, Sections 2.1, 2.2, 2.4, and 2.5 of the Servicing Agreement between Yamaha and GECDF dated March 1, 1994, as amended, the criteria set forth below is suitable for attesting to the assertion referred to in our report:

Obtained and read the Agreement.

Obtained written representation from GECDF Management stating that GECDF complied with the servicing requirements in Article II, Sections 2.1, 2.2, 2.4, and 2.5, of the Servicing Agreement during the period from April 1, 2004 through December 31, 2004.

Read management’s Annual Servicer’s Certificate to Yamaha stating that GECDF performed, in all material respects, all of its obligations under the Agreement during the period from April 1, 2004 through December 31, 2004, and no default in the performance of such obligations had occurred or was continuing.

Obtained an understanding of the GECDF billing procedures, including the processing of dealer remittances and principal and interest payments by GECDF to Yamaha.

For principal payments, made a selection of dealers from selected dates from the “H524B — Payment Activity Listing”.
•      Obtained proof of proper application to the dealer’s account.
•      Obtained proof of principal payment by GECDF to Yamaha for the selected transactions.

For interest payments, make a selection of dealers from selected dates from the “H524B — Payment Activity Listing”.
•      Obtained proof of interest payment by GECDF to Yamaha for the selected transaction.